EXHIBIT 16.1

January 29, 2019

Securities and Exchange Commission

100 F. Street

Washington, DC 20549 - 7561

Re: DLT Resolutions, Inc.

Commission File No. 333-148546

We have read the statements that DLT Resolutions Inc., included under Item 4.01 of the Form 8-K report dated January 29, 2019, and agree with such statements in so far as they apply to our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Sincerely,

Heaton & Company, PLLC dba Pinnacle Accountancy Group of Utah

Farmington, UT

Farmington Office: 1438 North Highway 89, Ste. 120 Farmington, UT 84025 (801) 447-9572	Members of the AICPA and UACPA www.pinncpas.com	Ogden Office: 3590 Harrison Blvd. Ste. GL-2 Ogden, UT 84403 (801) 399-1183